Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 09:51 AM 09/13/2010 FILED 09:44 AM 09/13/2010 SRV 100900949 - 4110962 FILE

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

ESIGNAL, INC.

eSignal, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “Act”), executes the following Amendment to the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 15, 2006 (the “Certificate”):

A. The Certificate is hereby amended by striking out Article First thereof and substituting in lieu of said Article the following new Article:

“FIRST: The name of this corporation is Interactive Data Online Properties, Inc.”

B. All other provisions of the Certificate shall remain unmodified and in full force and effect.

C. The Amendment of the Certificate has been duly adopted in accordance with the provisions of Section 242 of the Act.

D. The effective date of the amendment of the Certificate shall be September 15, 2010.

IN WITNESS WHEREOF, the Corporation, for purposes of amending the Certificate pursuant to the Act, does make, file and record this Amendment to Certificate of Incorporation of eSignal, Inc., and does hereby certify under the penalties of perjury that the facts herein stated are true, and has caused this Certificate to be executed by Raymond L. D’Arcy, its President, this 13th day September 2010.

ESIGNAL, INC.

By:
Name: Raymond L. D’Arcy
Title: President